Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Radisys Corporation:
We consent to the use of our report dated March 1, 2012, except as to Notes 2, 3, 10, 15, 16 and 18, as to which the date is September 10, 2012, with respect to the consolidated balance sheets of Radisys Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report dated March 1, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that Radisys Corporation acquired Continuous Computing Corporation (“Continuous Computing”) on July 8, 2011. In making its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2011, management has excluded Continuous Computing's internal control over financial reporting associated with total assets of $130.3 million, or 44.3% of Radisys Corporation's consolidated total assets (of which $108.8 million or 36.9% represents goodwill and intangible assets included within the scope of our assessment), and total revenues of $30.2 million, or 9.1% of Radisys Corporation's total consolidated revenues, included in the consolidated financial statements as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Radisys Corporation also excluded an evaluation of the internal control over financial reporting of Continuous Computing.

/s/ KPMG LLP
Portland, Oregon
September 10, 2012